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                                   FORM OF
                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       (MAS Sub-Administration Agreement)

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of __________, 1997, is made by and between Miller Anderson & Sherrerd, LLP ("Transferor") and Van Kampen American Capital Investment Advisory Corp. ("Transferee") with reference to the following Recitals.

     a. Transferor serves as the administrator to Morgan Stanley Fund, Inc. (the "Fund") pursuant to an administration agreement dated December 12, 1996, by and between Transferor and the Fund (the "Administration Agreement");

     b. Transferor has delegated certain sub-administrative duties and responsibilities to The Chase Manhattan Bank pursuant to a sub-administration agreement dated December ___, 1997, by and between Transferor and The Chase Manhattan Bank (the "Sub-Administration Agreement");

     c. Transferor has agreed to assign all of its rights and delegate all of its obligations (the "Assignment") under the Sub-Administration Agreement to Transferee, as of the date first set forth above; and

     d. Transferee has agreed, that at the time of the Assignment, to assume all rights and obligations of Transferor under the Sub-Administration Agreement.

     NOW THEREFORE, in consideration of the terms and conditions of this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     a. Transferor hereby grants, sells, conveys, transfers and delivers to Transferee all of Transferor's right, title and interest in and to the Sub-Administration Agreement;

     b. Transferee hereby assumes and agrees to perform or to pay or discharge the obligations and liabilities of Transferor described in the Sub-Administration Agreement and agrees to be liable to the Fund for any default or breach of the Sub-Administration Agreement to the extent the default or breach occurs on or after the date of execution of this Agreement; and

     c. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties to this Agreement. This Agreement shall be governed and interpreted in accordance with the law of the State of Delaware without reference to the conflicts of laws principles of such state.

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     This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed as of the date first set forth above.

Transferee:                             Transferor:
Van Kampen American Capital             Miller Anderson & Sherrerd, LLP
Investment Advisory Corp.

     By:                                     By:
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     Title:                                  Title:
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     Date:                                   Date:
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